As filed with the Securities and Exchange Commission on March 18, 2020.

Registration No. 333–208576

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Habit Restaurants, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4791171
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17320 Red Hill Avenue, Suite 140

Irvine, CA 92614

Telephone: (949) 851-8881

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Russell W. Bendel

Chief Executive Officer and President

17320 Red Hill Avenue, Suite 140

Irvine, CA 92614

Telephone: (949) 851-8881

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

The Habit Restaurants, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to deregister all shares of Class A common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) remaining unissued and unsold under its Registration Statement on Form S-3, File No. 333-208576, pertaining to the registration of 14,501,236 shares of Company Common Stock (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on December 16, 2015.

On March 18, 2020, the Company completed its previously announced merger with YEB Newco Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of YUM! Brands, Inc. (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of January 5, 2020 (the “Merger Agreement”), by and among the Company, Parent and Merger Sub. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned direct subsidiary of Parent.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration by means of this Post-Effective Amendment No. 1 the shares of Company Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 18, 2020.

THE HABIT RESTAURANTS, INC.

By:	/s/ Ira Fils

Name:	Ira Fils
Title:	Chief Financial Officer and Secretary

Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.